Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267936

To Prospectus Dated April 21, 2023

PROSPECTUS SUPPLEMENT

RUMBLE INC.

8,050,000 Shares of Class A Common Stock Underlying Warrants
333,568,989 Shares of Class A Common Stock by the Selling Holders
550,000 Warrants to Purchase Class A Common Stock by the Selling Holders

This prospectus supplement amends and supplements the prospectus dated April 21, 2023, as supplemented or amended from time to time (the “prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-267936). This prospectus supplement is being filed to update and supplement the information in the prospectus with the information contained in Item 4.01 of our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on August 14, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The prospectus and this prospectus supplement relate to (a) the issuance by us of up to 8,050,000 shares of our common stock, par value $0.0001 per share (“Class A Common Stock”), upon the exercise of warrants, each exercisable for one share of Class A Common Stock at a price of $11.50 per share (“Warrants”) and (b) the resale from time to time by the selling securityholders named in the prospectus (each a “Selling Holder” and collectively, the “Selling Holders”) of (i) up to 333,568,989 shares of Class A Common Stock, consisting of 333,018,989 shares of Class A Common Stock and 550,000 shares of Class A Common Stock issuable upon the exercise of Warrants and (ii) 550,000 Warrants.

You should read the prospectus, this prospectus supplement and any further prospectus supplement or amendment carefully before you invest in our securities. Our Class A Common Stock and Warrants are listed on The Nasdaq Global Market under the symbols “RUM” and “RUMBW”, respectively. On August 11, 2023, the closing sale prices of our Class A Common Stock and Warrants were $8.10 and $2.00 respectively. We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

Investing in our Class A Common Stock and Warrants involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 10 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 14, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 10, 2023

Rumble Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40079	85-1087461
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

444 Gulf of Mexico Dr

Longboat Key, FL 34228

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (941) 210-0196

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RUM	The Nasdaq Global Market
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	RUMBW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On August 14, 2023, Rumble Inc. (the “Company”) issued a press release announcing its financial results for the quarter ended June 30, 2023. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated by reference herein.

The information included in this Item 2.02, including the accompanying exhibits, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Item 2.02 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 4.01 Changes in Registrant’s Certifying Accountant.

In light of the Company recently becoming publicly traded and the related anticipated additional audit requirements, the Audit Committee of the Board of Directors (the “Audit Committee”) of the Company undertook a process to consider a potential audit firm change. Earlier this year, the Audit Committee invited several registered public accounting firms, including Moss Adams LLP (“Moss Adams”), to participate in this process.

(a) Dismissal of Independent Registered Public Accounting Firm

Following completion of the process described above, on August 10, 2023, the Audit Committee dismissed MNP LLP (“MNP”) as the Company’s independent registered public accounting firm, effective upon the completion of its quarterly review of the interim consolidated financial statements for the quarterly period ended June 30, 2023 and the filing of the Company’s Quarterly Report on Form 10-Q for such quarterly period. MNP has served as the Company’s auditor since 2019.

MNP’s reports on the Company’s consolidated financial statements issued during each of the two most recent years ended December 31, 2022 and December 31, 2021 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent years ended December 31, 2022 and December 31, 2021, and during the subsequent interim period through August 10, 2023, (i) there were no disagreements (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) between the Company and MNP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to MNP’s satisfaction, would have caused MNP to make reference to the subject matter of the disagreements in connection with its reports on the Company’s consolidated financial statements for such years, and (ii) there were no reportable events (as defined by Item 304(a)(1)(v) of Regulation S-K).

In accordance with Item 304(a)(3) of Regulation S-K, the Company provided MNP with a copy of this Current Report on Form 8-K and requested that MNP furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether MNP agrees with the statements made by the Company herein and, if not, stating the respects in which it does not agree. A copy of MNP’s letter dated August 14, 2023 is filed as Exhibit 16.1 to this Current Report on Form 8-K.

(b) Appointment of New Independent Registered Public Accounting Firm

On August 10, 2023, the Audit Committee approved the engagement of Moss Adams as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, effective upon the filing of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023.

During the Company’s two most recent years ended December 31, 2022 and December 31, 2021, and during the subsequent interim period through August 10, 2023, neither the Company nor anyone on its behalf consulted with Moss Adams regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, of the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Moss Adams concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instruction thereto), or (iii) any reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Item 7.01. Regulation FD Disclosure.

Rumble Social Media

Investors and others should note that we announce material financial and operational information to our investors using our investor relations website (investors.rumble.com), press releases, SEC filings and public conference calls and webcasts. We also intend to use certain social media accounts as a means of disclosing information about us and our services and for complying with our disclosure obligations under Regulation FD: the @rumblevideo X (formerly Twitter) account (twitter.com/rumblevideo), the @rumble TRUTH Social account (truthsocial.com/@rumble), the @chrispavlovski X (formerly Twitter) account (twitter.com/chrispavlovski), and the @chris TRUTH Social account (truthsocial.com/@chris), which Chris Pavlovski, our founder and Chief Executive Officer, also uses as a means for personal communications and observations. The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

The information included in this Item 7.01 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section. The information in this Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
16.1	Letter from MNP LLP to the Securities and Exchange Commission, dated August 14, 2023
99.1	Press Release of Rumble Inc., dated August 14, 2023
101	Interactive data files pursuant to Rule 405 of Regulation S-T, formatted in Inline Extensible Business Reporting Language (“iXBRL”)
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rumble Inc.

Date: August 14, 2023	By:	/s/ Michael Ellis
	Name:	Michael Ellis
	Title:	General Counsel and Corporate Secretary